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Exhibit 10.42

"RCT" means the material omitted has been filed separately with the Securities and
Exchange Commission with an application requesting confidential treatment.

[LETTERHEAD OF SMITH'S FOOD & DRUG STORES]

January 16, 2003

Via Facsimile
(702) 492-3296

Joseph Murphy
ANCHOR COIN
1085 Palms Airport Drive
Las Vegas, NV 89119

Dear Joe:

        This letter will memorialize the agreement between Smith's Food & Drug Centers, Inc. ("Smith's") and Anchor Coin ("Anchor") with respect to the matters set forth below.

        1.    Smith's agrees that the stores is recently acquired from Raley's, Inc. ("Raley's") shall be subject to the Lease and Sublease Agreement with Smith's and Anchor ("Lease") and that Anchor may begin operating slot machines in those stores on July 1, 2003.

        2.    The Raley's stores being converted to a Food 4 Less format shall be excluded from the Lease, as will all existing Food 4 Less stores and all future Food 4 Less stores (including those that are converted from a Smith's to a Food 4 Less format). The existing Food 4 Less stores shall be excluded from the Lease effective July 1, 2003.

        3.    Anchor shall have the right and obligation (subject to section 14 and other terms of the Lease) to operate slot machines in all future Smith's stores and Smith's affiliates (except for Food 4 Less), including Smith's stores that are converted from a Food 4 Less format.

        4.    Pursuant to Section 5 of the Lease, Anchor has deposited the sum of RCT (the "Deposit"). Upon execution of this Agreement and receipt of a release and waiver from United Coin pursuant to section 7 below, RCT of the Deposit shall, without any further action, be released and forfeited to Smith's.

        5.    The Lease shall be amended so that, beginning July 1, 2003, the rent for all new Smith's stores located within a twenty-five (25) mile radius of the intersection of Las Vegas Boulevard and Stewart, including the new Smith's stores acquired from Raley's (the "Las Vegas Smith's Stores") shall be increased to RCT per month. It is expressly understood and agreed that such rental increase shall not apply to any existing locations under the Lease, any Food 4 Less stores or any other affiliate stores.

        6.    Smith's shall, upon receipt of the release and waiver referenced in section 7 below, deliver to Anchor its written consent to the assignment of the Lease to Market Gaming, Inc., a subsidiary of Herbst Gaming, Inc., and its release of Anchor. The Consent to Assignment is attached to this letter.

        7.    This Agreement, and all performances hereunder, shall be subject to Smith's obtaining, on or before January 16, 2003, from United Coin a waiver and release of any claim United may have, contractual or otherwise, to operate slot machines in any Smith's store or the stores of any Smith's affiliate (other than Food 4 Less). Smith's shall diligently pursue such a waiver and release.

        8.    This Agreement shall be construed in accordance with the laws of the State of Nevada. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue. This Agreement is subject to the regulatory approval, if necessary, of applicable gaming regulatory bodies. This Agreement is binding on the successor and assigns of the parties hereto.

        If you are in agreement with the terms set forth above, please indicate by signing in the space provided below. This letter shall constitute a binding agreement between the parties with respect to the matters described herein. This letter supersedes and shall be deemed a revocation of all prior offers with respect to the matters contained herein. This letter agreement, if not signed and returned to Smith's by 5:00 p.m. PST on January 16, 2003, shall be deemed automatically revoked.

Very truly yours,
SMITH'S FOOD & DRUG CENTERS, INC.

/s/ WADE S. WILLIAMS Wade S. Williams Senior Vice President
Acknowledged and agreed to this 16th day of January, 2003.

By:	/s/ JOSEPH MURPHY Joseph Murphy

CONSENT TO ASSIGNMENT

        This Consent to Assignment of that certain Lease and Sublease Agreement ("Lease Agreement") dated July 28, 1993, as amended, between Smith's Food & Drug Centers, Inc., a Delaware corporation ("Smith's"), and Anchor Coin ("Anchor"), a licensed slot route operator in the State of Nevada and an indirect wholly-owned subsidiary of International Game Technology, a Nevada corporation ("IGT"), is executed as of this 16th day of January, 2003.

        WHEREAS, Smith's and Anchor have entered into the Lease Agreement, which provides for the leasing by Anchor of certain spaces in Smith's supermarkets located in the State of Nevada for the operation of certain gaming devices; and

        WHEREAS, IGT is currently negotiating with Herbst Gaming, Inc., a Nevada corporation ("Herbst Gaming"), for the sale of all of the assets related to Anchor's gaming machine route in the State of Nevada (the "Asset Sale") to Herbst Gaming and two of Herbst Gaming's wholly-owned subsidiaries, Market Gaming, a Nevada corporation ("Market Gaming"), and E-T-T, Inc., a Nevada corporation; and

        WHEREAS, a condition precedent to the Asset Sale is the assignment by Anchor of the Lease Agreement to Market Gaming.

        NOW THEREFORE, in consideration of the undertakings contained in that certain letter agreement dated January 16, 2003, Smith's hereby irrevocably consents to the assignment by Anchor to Market Gaming of all of Anchor's rights, interests and obligations under the Lease Agreement (the "Assignment"), effective as of and contingent upon the closing of the Asset Sale. Effective as of and contingent upon the closing of the Asset Sale, Smith's hereby releases Anchor from any and all of Anchor's obligations under the Agreement.

SMITH'S FOOD & DRUG CENTERS, INC., a Delaware corporation

By:	/s/ WADE S. WILLIAMS
Its:	Sr. Vice President

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Exhibit 10.42
CONSENT TO ASSIGNMENT